UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*



                            CAPITAL TITLE GROUP, INC.
                            -------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)


                                   140919 10 1
                                   -----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 140919 10 1                                          PAGE 2 OF 8 PAGES
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Mark A. Scharmann
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a) / /
   N/A                                                                   (b) / /
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                  606,833
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY      0
  OWNED BY    ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
  REPORTING       606,833
   PERSON     ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                  0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    606,833
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /
    N/A
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.9%, based upon 10,316,029 shares outstanding at 12/31/96.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)   NAME OF ISSUER:

            Capital Title Group, Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            4808 North 22nd Street
            Phoenix, Arizona  85016

ITEM 2(A)   NAME OF PERSON FILING:

            Mark A. Scharmann

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            16661 Lakeview Circle
            Ogden, Utah 84403

ITEM 2(C)   CITIZENSHIP:

            United States

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 par value

ITEM 2(E)   CUSIP NUMBER:

            140919 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a)/ / Broker or Dealer registered under Section 15 of the Act

            (b)/ / Bank as defined in Section 3(a)(6) of the Act

            (c)/ / Insurance Company as defined in Section 3(a)(19) of the Act

            (d)/ / Investment  Company  registered  under  Section  8  of  the
                   Investment Company Act

            (e)/ / Investment  Adviser  registered  under  Section  203 of the
                   Investment Advisers Act of 1940

            (f)/ / Employee  Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

            (g)/ / Parent Holding Company, in accordance with ss.240.13d-1(b)(1)
                   (ii)(G) (NOTE: See Item 7)

            (h)/ / Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

            Not applicable.

                                Page 3 of 5 Pages

ITEM 4.     OWNERSHIP.

     (A)    AMOUNT BENEFICIALLY OWNED:

            Mark A. Scharmann is the beneficial owner of 606,833 shares of Common Stock of the Company.

     (B)    PERCENT OF CLASS:

            5.9%

     (C)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) sole power to vote or direct the vote: 606,833

            (ii) shared power to vote or direct the vote: 0

            (iii) sole power to dispose or direct the disposition of: 606,833

            (iv) shared power to dispose or direct the disposition of: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            Not applicable.



                                Page 4 of 5 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.




Dated:  February 24, 1997                   /s/ Mark A. Scharmann
                                            --------------------------
                                            MARK A. SCHARMANN





                                Page 5 of 5 Pages